AMENDED and RESTATED

SUB-ADVISORY AGREEMENT

between

FIL INVESTMENT ADVISORS

and

FIDELITY MANAGEMENT & RESEARCH COMPANY LLC

and

FIDELITY CENTRAL INVESTMENT PORTFOLIOS LLC ON BEHALF OF FIDELITY EMERGING MARKETS EQUITY CENTRAL FUND

AGREEMENT AMENDED and RESTATED as of this 1st day of January, 2020, by and between Fidelity Management & Research Company LLC, a Delaware limited liability company with principal offices at 245 Summer Street, Boston, Massachusetts (hereinafter called the "Advisor"); FIL Investment Advisors, a Bermuda company with principal offices at Pembroke Hall, 42 Crow Lane, Pembroke HM19, Bermuda, (hereinafter called the "Sub-Advisor"); and Fidelity Central Investment Portfolios LLC, a Delaware limited liability company which may issue one or more series of limited liability company interests (hereinafter called the "Fund") on behalf of Fidelity Emerging Markets Equity Central Fund, a series of the Fund (hereinafter called the "Portfolio").

WHEREAS the Fund and the Advisor have entered into a Management Contract on behalf of the Portfolio, pursuant to which the Advisor is to act as investment manager of the Portfolio; and

WHEREAS the Sub-Advisor and its subsidiaries and other affiliated persons have personnel in various locations throughout the world and have been formed in part for the purpose of researching and compiling information and recommendations with respect to the economies of various countries, and securities of issuers located in such countries, and providing investment advisory services in connection therewith;

NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the Fund, the Advisor and the Sub-Advisor agree as follows:

1.

Duties: The Advisor may, in its discretion, appoint the Sub-Advisor to perform one or more of the following services with respect to all or a portion of  the  investments of  the  Portfolio.  The services and  the portion of the investments of the Portfolio to be advised or managed by the Sub-Advisor shall be as agreed upon from  time to time by the Advisor and the Sub-Advisor. The Sub-Advisor shall pay the salaries and fees of all personnel of the Sub-Advisor performing services for the Portfolio relating to research, statistical and investment activities.

(a)

Investment Advice: If and to the extent requested by the Advisor, the Sub-Advisor shall provide investment advice to the Portfolio and the Advisor with respect to all or a portion of the investments of the Portfolio, and in connection with such advice shall furnish the Portfolio and the Advisor such factual information, research reports and investment recommendations as the Advisor may reasonably require. Such information may include written and oral reports and analyses.

(b)

Investment Management: If  and  to the extent  requested  by  the Advisor,  the Sub-Advisor  shall, subject to the supervision of the Advisor, manage all or a portion of the investments  of  the Portfolio  in accordance with the investment objective, policies and limitations provided in  the Portfolio’s registration  statement  or other governing instruments, as amended from time  to time,  the  Investment  Company  Act of  1940 (the "1940 Act") and rules thereunder, as amended from time to time, the  Limited  Liability  Company  Agreement of the Fund, as amended from  time to  time  (the "LLC Agreement"),  and such  other  limitations  as the Company or Advisor may impose with respect to the Portfolio by notice  to the Sub-Advisor.  With  respect  to the portion of the investments of the Portfolio under its management, the Sub-Advisor is authorized to make investment decisions on behalf of the Portfolio with regard to any stock, bond, other security or investment instrument, and to place orders for the purchase and sale of such securities through such broker-dealers as the Sub-Advisor may select. The Sub-Advisor may also be authorized, but only to the extent such duties are delegated in writing by the Advisor, to provide additional investment management services to the Portfolio, including but not limited to services such as managing foreign currency  investments,  purchasing  and selling or writing futures and options contracts, borrowing money. or  lending securities on  behalf  of  the Portfolio. All investment management and any other activities of the Sub-Advisor shall at all times be subject to the control and direction of the Advisor and the Fund's Board of Directors.

(c)

Subsidiaries and Affiliates: The Sub-Advisor may  perform  any  or all of  the services contemplated  by this Agreement directly or through  such  of  its subsidiaries or other  affiliated  persons  as the Sub-Advisor shall determine; provided, however, that performance of such services through such subsidiaries or other affiliated persons shall have been approved by the Fund to the extent required pursuant to the 1940 Act and  rules thereunder.

2.

Information to be Provided to the Fund and the Advisor: The Sub-Advisor shall furnish such reports, evaluations, information or analyses to the Fund and the Advisor as the Fund's Board of Directors or the Advisor may reasonably request from time to time, or as the Sub-Advisor may deem to be desirable.

3.

Brokerage: In connection with the services provided under subparagraph (b) of paragraph 1 of this Agreement, the Sub-Advisor shall place all orders for the purchase and sale of portfolio securities for the Portfolio's account with brokers or dealers selected by the Sub-Advisor, which may include brokers or dealers affiliated with the Advisor or Sub-Advisor. The Sub-Advisor shall use its best efforts to seek to execute portfolio transactions at prices which are advantageous to the Portfolio and at commission rates which are reasonable in relation to the benefits received. In selecting brokers or dealers qualified to execute a particular transaction, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) to the Portfolio and/or to the other accounts over which the Sub-Advisor or Advisor exercise investment discretion. The Sub-Advisor is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Portfolio which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Sub-Advisor determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer. This determination may be viewed in terms of either that particular transaction or the overall responsibilities which the Sub-Advisor has with respect to accounts over which it exercises investment discretion. The Directors of the Fund shall periodically review the commissions paid by the Portfolio to determine if the commissions paid over representative periods of time were reasonable in relation to the benefits to the Portfolio.

4.

Compensation: The Advisor shall compensate the Sub-Advisor on the following basis for the services to be furnished hereunder.

(a)

Investment Advisory Fee: For services provided under subparagraph (a) of  paragraph  1 of  this Agreement, the Advisor agrees to pay the Sub-Advisor a monthly  Sub-Advisory  Fee.  The Sub-Advisory  Fee shall be equal to: (i) 30% of the monthly  management  fee  rate (including  performance  adjustments,  if  any) that the Portfolio is obligated to pay the Advisor under its Management Contract with the Advisor, multiplied by

(ii) the fraction equal to the net assets of the Portfolio as to which the Sub-Advisor shall have provided investment advice divided by the net assets of the Portfolio for that month. The Sub-Advisory Fee shall not be reduced to reflect expense reimbursements or fee waivers by the Advisor, if any, in effect from time to time.

(b)

Investment Management Fee: For services provided under subparagraph (b) of paragraph 1 of this Agreement, the Advisor agrees to pay the Sub-Advisor a monthly Investment Management Fee. The Investment Management Fee shall be equal to: (i) 57% of the monthly management fee rate (including performance adjustments, if any) that the Portfolio is obligated to pay the Advisor under its Management Contract with the Advisor, multiplied by: (ii) the fraction equal to the net assets of the Portfolio as to which the SubAdvisor shall have provided investment management services divided by the net assets of the Portfolio for that month. If in any fiscal year the aggregate expenses of the Portfolio exceed any applicable expense limitation imposed by any state or federal securities laws or regulations, and the Advisor waives all or a portion of its management fee or reimburses the Portfolio for expenses to the extent required to satisfy such limitation, the Investment Management Fee paid to the Sub-Advisor will be reduced by 57% of the amount of such waivers or reimbursements multiplied by the fraction determined in (ii). If the Sub-Advisor reduces its fees to reflect such waivers or reimbursements and the Advisor subsequently recovers all or any portion of such waivers and reimbursements, then the Sub-Advisor shall be entitled to receive from the Advisor a proportionate share of the amount recovered. To the extent that waivers and reimbursements by the Advisor required by such limitations are in excess of the Advisor's management fee. the Investment Management

Fee paid to the Sub-Advisor will be reduced to zero for that month, but in no event shall the Sub-Advisor be required to reimburse the Advisor for all or a portion of such excess reimbursements.

(c)

Provision of Multiple Services: If the Sub-Advisor shall have provided both investment advisory services under subparagraph (a) and investment management services under subparagraph (b) of paragraph 1 for the same portion of the investments of the Portfolio for the same period, the fees paid to the Sub-Advisor with respect to such investments shall be calculated exclusively under subparagraph (b) of this paragraph 4.

5.

Expenses: It is understood that the Portfolio will pay  all of  its expenses other than  those expressly  stated to be payable by the Sub-Advisor hereunder or by the Advisor under the Management Contract with the Portfolio.

6.

Interested Persons: It is understood that Directors, officers, and shareholders of the Fund are or may be or become interested in the Advisor or the Sub-Advisor as directors, officers or otherwise and that directors, officers and stockholders of the Advisor or the Sub-Advisor are or may be or become similarly interested in the Fund, and that the Advisor or the Sub-Advisor may be or become interested in the Fund as a shareholder or otherwise.

7.

Services to Other Companies or Accounts: The services of the Sub-Advisor to the Advisor are not to be deemed to be exclusive, the Sub-Advisor being free to render services to others and engage in other activities, provided, however, that such other services and activities do not, during the term of this Agreement, interfere, in a material manner, with the Sub-Advisor's ability to meet all of its obligations hereunder. The Sub-Advisor shall for all purposes be an independent contractor and not an agent or employee of the Advisor or the Fund.

Nothing in this Agreement will constitute a partnership between the Advisor, the Sub-Advisor and the Fund. Nothing in this Agreement makes the Sub-Advisor an agent of the Advisor or the Fund and the Sub-Advisor has no authority whatsoever to exercise discretionary powers over the global portfolios and investment funds, except as provided pursuant to paragraph l(b) herein, of the Advisor and the Fund, or otherwise to bind the Advisor's and the Fund's assets under management.

The Sub-Advisor shall furnish services as an independent contractor and not as an employee or agent of either the Advisor or the Fund. The Sub-Advisor has no power or authority to act for, represent, or bind the Advisor or the Fund or any company affiliated with either of them.

8.

Standard of Care: In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Sub-Advisor, the Sub-Advisor shall not be subject to liability to the Advisor, the Fund or to any shareholder of the Portfolio for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may  be sustained  in  the purchase,  holding or sale of any security.

9.

Duration and Termination of Agreement; Amendments:

(a)

Subject to prior termination as provided in subparagraph (d) of this paragraph 9, this Agreement shall continue in force until January 31, 2020 and indefinitely thereafter, but only so long as the continuance after such period shall be specifically approved at least annually by vote of the Fund's Board of Directors or by vote of a majority of the outstanding voting securities of the Portfolio.

(b)

This Agreement may be modified by mutual consent of the Advisor, the Sub-Advisor and the Portfolio subject to the provisions of Section 15 of the 1940 Act, as modified by or interpreted by any applicable order or orders of the Securities and Exchange Commission (the "Commission") or any rules or regulations adopted by, or interpretative releases or no-action letters of, the Commission or its staff.

(c)

In addition to the requirements of subparagraphs (a) and (b) of this paragraph 9, the terms of any continuance or modification of this Agreement must have been  approved  by  the vote of  a  majority  of those Directors of the Fund who are not parties to this Agreement or interested persons of  any  such party, cast in person at a meeting called for the purpose of voting on such approval.

(d)

Either the Advisor, the Sub-Advisor or the Portfolio may, at any time on sixty (60) days' prior written notice to the other parties, terminate this Agreement, without payment of any penalty, by action of its Board of Directors or Directors, or with respect to the Portfolio by vote of a  majority  of  its outstanding voting securities. This Agreement shall terminate automatically in the event of its assignment.

10.

Limitation of Liability: The Sub-Advisor is hereby expressly put on notice of the limitation of shareholder liability as set forth in the LLC Agreement or other organizational document of the Fund and agrees that any obligations of the Fund or the Portfolio arising in connection with this Agreement shall be limited in all cases to the Portfolio and its assets, and the Sub-Advisor shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Portfolio. Nor shall the Sub-Advisor seek satisfaction of any such obligation from the Directors or any individual Director.

11.

Governing Law: This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, without giving effect to the choice of laws provisions thereof.

The terms "registered investment company," "vote of a majority of the outstanding voting securities," "assignment," and "interested persons," when used herein, shall have the respective meanings specified in the 1940 Act as now in effect or as hereafter amended, and subject to such orders or no-action letters as may be granted by the Commission or its staff.

IN WITNESS WHEREOF the parties hereto have caused this instrument to be signed in their behalf by their respective officers thereunto duly authorized, and their respective seals to  be  hereunto  affixed, all  as of  the date written above.

FIL INVESTMENT ADVISORS

BY:   /s/Neal Turchiaro _____________________________

         Neal Turchiaro

         Director

FIDELITY MANAGEMENT & RESEARCH COMPANY LLC

BY:   /s/Christopher J. Rimmer ________________________

         Christopher J. Rimmer

         Treasurer

FIDELITY CENTRAL INVESTMENT PORTFOLIOS LLC On behalf of

Fidelity Emerging Markets Equity Central Fund

BY:   /s/Stacie M. Smith ____________________________

         Stacie M. Smith

         President and Treasurer